EXHIBIT (m)(3)

AMENDED AND RESTATED
MASTER DISTRIBUTION AND INDIVIDUAL
SHAREHOLDER SERVICES PLAN

American Century International Bond Funds
(The “Issuer”)

C Class

Section 1.	Fees

a.
Distribution Fee.  For purposes of paying costs and expenses incurred in providing the services set forth in Section 2 below, the series of the Issuer identified on SCHEDULE A (the “Funds”) shall pay the investment advisor engaged by the Funds (the “Advisor”), as paying agent for the Funds, a fee equal to 75 basis points (0.75%) per annum of the average daily net assets of the shares of the Funds’ C Class of shares (the “Distribution Fee”).

b.
Individual Shareholder Services Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 3 below, the Funds shall pay the Advisor, as paying agent for the Funds, a fee equal to 25 basis points (0.25%) per annum of the average daily net assets of the shares of the Funds’ C Class of shares (the “Individual Shareholder Services Fee”).

c.
Applicability to New Funds.  If the Issuer desires to add additional funds to the Plan, whether currently-existing or created in the future (a “New Fund”), and the Issuer’s Board of Trustees (the “Board”) has approved the Plan for such New Fund in the manner set forth in Section 5 of this Plan, as well as by the then-sole shareholder of the C Class shares of such New Fund (if required by the Investment Company Act of 1940 (the “1940 Act”) or rules promulgated under the 1940 Act), this Plan may be amended to provide that such New Fund will become subject to this Plan and will pay the Distribution Fee and the Shareholder Services Fee set forth in Sections 1(a) and 1(b) above, unless the Board specifies otherwise.  After the adoption of this Plan by the Board with respect to the C Class of shares of the New Fund, the term “Funds” under this Plan shall thereafter be deemed to include such New Fund.

d.
Calculation and Assessment.  Distribution Fees and Individual Shareholder Services Fees under this Plan will be calculated and accrued daily by each Fund and paid to the Advisor monthly or at such other intervals as the Issuer and Advisor may agree.

Section 2.	Distribution Services

The Advisor shall use the fee set forth in Section 1(a) of this Plan, to pay for services in connection with any activities undertaken or expenses incurred by the distributor of the Funds’ shares (the “Distributor”) or its affiliates primarily intended to result in the sale of C Class shares of the Funds, which services may include, but are not limited to, (A) payment of sales commission, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell C Class shares of the Funds pursuant to Selling Agreements; (B) compensation to registered representatives or other employees of Distributor who engage in or support distribution of the Funds’ C Class shares; (C) compensation to, and expenses (including overhead and telephone expenses) of, Distributor; (D) printing of prospectuses, statements of additional information and reports for other than existing shareholders; (E) preparation, printing and distribution of sales literature and advertising materials provided to the Funds’ shareholders and prospective shareholders; (F) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (G) provision of facilities to answer questions from prospective investors about Fund shares; (H) complying with federal and state securities laws pertaining to the sale of Fund shares; (I) assisting investors in completing application forms and selecting dividend and other account options; (J) providing of other reasonable assistance in connection with the distribution of Fund shares; (K) organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (L) profit on the foregoing; and (M) such other distribution and service activities as the Issuer determines may be paid for by the Issuers pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the 1940 Act; provided that if the Securities and Exchange Commission determines that any of the foregoing services are not permissible under Rule 12b-1, any payments for such activities will automatically cease.

Section 3.	Individual Shareholder Services Defined

Advisor may engage third parties to provide individual shareholder services to the shareholders of the C Class shares (“Individual Shareholder Services”).  The payments authorized by this Plan are intended to reimburse Advisor for expenses incurred by it as a result of these arrangements.  Such Individual Shareholder Services and related expenses relate to activities for which service fees may be paid as contemplated by the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”), and may include, but are not limited to, (A) individualized and customized investment advisory services, including the consideration of shareholder profiles and specific goals; (B) the creation of investment models and asset allocation models for use by the shareholder in selecting appropriate Funds; (C) proprietary research about investment choices and the market in general; (D) periodic rebalancing of shareholder accounts to ensure compliance with the selected asset allocation; (E) consolidation of shareholder accounts in one place; and (F) other individual services provided that if FINRA determines that any of the foregoing activities are not permissible, any payment for such activities will automatically cease.

Section 4.	Effectiveness

This Plan has been approved by the vote of both (a) the Board, and (b) a majority of those members who are not “interested persons” as defined in the 1940 Act (the “Independent Members”), and initially became effective September 4, 2007.

Section 5.	Term

This Plan will continue in full force and effect for a period of one year from the date hereof, and successive periods of up to one year thereafter, provided that each such continuance is approved by a majority of (a) the Board, and (b) the Independent Members.

Section 6.	Reporting Requirements

The Advisor shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act.  The Advisor shall provide to the Board, and the Independent Members will review and approve in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended under this Plan by the Advisor with respect to the C Class shares of each Fund and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.

Section 7.	Termination

This Plan may be terminated without penalty at any time with respect to the C Class shares of any Fund by the vote of a majority of the Board, by the vote of a majority of the Independent Members, or by the vote of a majority of the outstanding shares of the C Class of that Fund.  Termination of the Plan with respect to the C Class shares of one Fund will not affect the continued effectiveness of this Plan with respect to the C Class shares of any other Fund.

Section 8.	Amendments to this Plan

This Plan may not be amended to increase materially the amount of compensation a Fund is authorized to pay under Section 1 hereof unless such amendment is approved in the manner provided for in Section 5 hereof, and such amendment is further approved by a majority of the outstanding shares of the Fund’s C Class, and no other material amendment to the Plan will be made unless approved in the manner provided for approval and annual renewal in Section 5 hereof; provided, however, that a new Fund may be added by the Issuer upon approval by the Issuer’s Board by executing a new Schedule A to this Plan.

Section 9.	Recordkeeping

The Issuer will preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

IN WITNESS WHEREOF, the Issuer has adopted this Plan as of January 1, 2008.

AMERICAN CENTURY INTERNATIONAL BOND FUNDS

By: /s/ Charles A. Etherington
__________________________________
Charles A. Etherington
Senior Vice President

SCHEDULE A
Funds  Offering C Class Shares

Funds	Date Plan Effective
American Century International Bond Funds
➢ International Bond Fund	September 27, 2007

A-1